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Exhibit 10.17

COMMERCIAL LEASE OF HOUSE
UNFURNISHED

        BY THIS AGREEMENT made and entered into on June 11, 2004, between Mario J. Orlando and Matthew J. Salafia, herein referred to as Lessor, and Carrollton Mortgage Services, herein referred to as Lessee, Lessor leases to Lessee the premises situated at 8905 Harford Road, Baltimore County, State of Maryland, and more particularly described as follows: 8905 Harford Road, Baltimore, MD 21234, "CALIFORNIA ORCHARDS", together with all appurtenances, for a term of 2 years to commerce on July 1, 2004, and to end on June 1, 2005, at 12:00 o'clock P. M.

        1.    Rent.    Lessee agrees to pay, without demand, to Lessor as rent for the the demised premises the sum of Fifteen Hundred Dollars ($1500.00) per month in advance on the 1st day of each calendar month beginning July 1, 2004, at such as Lessor may designate.

        2.    Security Deposit.    On execution of this lease, Lessee deposits with Lessor Fifteen Hundred Dollars ($1500.00), receipt of which is acknowledged by Lessor, as security for the faithful performance by Lessee of the terms hereof, to be returned to Lessee, without interest, on the full and faithful performance by him of the provisions hereof.

        3.    Quiet Enjoyment.    Lessor covenants that on paying the rent and performing the covenants herein contained, Lessee shall peacefully and quietly have, hold, and enjoy the demised premises for the agreed term.

        4.    Use of Premises.    The demised premises shall be used and occupied by Lessee exclusively as a private single office space for the purposes of carrying on a business, trade or profession. Lessee shall comply with all the sanitary laws, ordinances, rules, and orders of appropriate governmental authorities affecting the cleanliness, occupancy, and preservation of the demised premises, and the sidewalks connected thereto, during the term of this lease.

        5.    Number of Occupants.    Lessee agrees that the demised premises shall be occupied by no more than the number of persons allowed by law at any given time.

        6.    Condition of Premises.    Lessee stipulates that he has examined the demised premises, including the grounds and all buildings and improvements, and that they are, at the time of this lease, in good order, repair, and a safe, clean, and tenantable condition.

        7.    Assignment and Subletting.    Without the prior written consent of Lessor, Lessee shall not assign this lease, or sublet or grant any concession or license to use the premises or any part thereof. A consent by Lessor to one assignment, subletting, concession, or license shall not be deemed to be a consent to any subsequent assignments, subletting, concession, or licensed. An assignment, subletting, concession, or license without the prior written consent of Lessor, or an assignment or subletting by operation of law, shall be void and shall, at Lessor's option, terminate this lease.

        8.    Alterations and Improvements.    Lessee shall make no alterations to the building on the demised premises or construct any building or make other improvements on the demised premises without prior written consent of Lessor. All alterations, changes, and improvements built, constructed, or placed on the demised by Lessee, with the exception of fixtures removable with out damage to the premises and movable personal property, shall, unless otherwise provided by written agreement between Lessor and Lessee, be the property of Lessor and remain on the demised premises at the expiration or sooner termination of this lease.

        9.    Damage to Premises.    If the demised premises, or any part thereof, shall be partially damaged by fire or other casualty not due to Lessee's negligence or willful act or that of his employee, family, agent, or visitor, the premises shall be promptly repaired by Lessor and there shall be an abatement of rent corresponding with the time during which, and the extent to which, the leased premises may have been untenantable; but, if the leased premises should be damaged other than by Lessee's negligence or willful act or that of his employee, family, agent, or visitor to the extent that Lessor shall decide not to rebuild or repair, the term of this lease shall end and the rent shall be prorated up to the time of damage.

        10.    Dangerous Materials.    Lessee shall not keep or have on the leased premises any article or thing of a dangerous, inflammable, or explosive character that might unreasonably increase the danger of fire on the leased premises or that might be considered hazardous or extra hazardous by any responsible insurance company.

        11.    Utilities.    Lessee shall be responsible for arranging for and paying for all utilities services.

        12.    Maintenance and Repair.    Lessee will, at his sole expense, keep and maintain the leased premises and appurtenances in good and sanitary condition and repair during the term of this lease and any renewal thereof. In particular, Lessee shall keep the fixtures in the house or on or about the leased premises in good order and repair; keep the furnace clean; keep the electric bills in order; keep the walks free from dirt and debris; and, at his sole expenses, shall make all required repairs to the plumbing, range, heating apparatus, and electric and gas fixtures whenever damage thereto shall have resulted from Lessee's misuse, waste, or neglect or that of his employee, family, agent, or visitor. Major maintenance and repair of the leased premises, not due to Lessee's misuse, waste, or neglect or that of his employees, family, agent, or visitor, shall be the responsibility of Lessor of his assigns.

        13.    Animals.    Lessee shall keep no domestic or other animals on or about the leased premises without the written consent of Lessor.

        14.    Right of Inspection.    Lessor and his agent shall have the right at all reasonable times during the term of this lease and any renewal thereof to enter the demised premises for the purpose of inspecting the premises and all building and improvements thereon.

        15.    Display of Signs.    During the last 60 days of this lease, Lessor or his agent shall have the privilege of displaying the usual "For Sale" or "For Rent" or "Vacancy" signs on the demised premises and of showing the property to prospective purchasers or tenants.

        16.    Subordination of Lease.    This lease and Lessee's leasehold interest hereunder are and shall be subject, subordinate, and inferior to any liens or encumbrances now or hereafter placed on the demised premises by Lessor, all advances made under any such liens or encumbrances, the interest payable on any such liens or encumbrances, and any and all renewals or extensions of such liens or encumbrances.

        17.    Holdover by Lessee.    Should Lessee remain in possession of the demises premises with the consent of Lessor after the natural expiration of this lease, a new month-to-month tenancy shall be created between Lessor and Lessee which shall be subject to all terms and conditions hereof but shall be terminated on 30 days' written notice served by either Lessor or Lessee on the other party.

        18.    Surrender of Premises.    At the expiration of the lease term, Lessee shall quit and surrender the premises hereby demised in as good state and condition as they were at the commencement of this lease, reasonable use and wear thereof and damages by the elements excepted.

        19.    Default.    If any default is made in the payment of rent, or any part thereof, at the times hereinbefore specified, or if any default is made in the performance of or compliance with any other term or condition hereof, the lease, at the option of Lessor, shall terminate and be forfeited, and Lessor may re-enter the premises and remove all persons therefrom. Lessee shall be given written notice of any default or breach, and termination and forfeiture of the lease shall not result if, within

15 days of receipt of such notice, Lessee has corrected the default or breach or has taken action reasonably likely to effect such correction within a reasonable time.

        20.    Abandonment.    If at any time during the term of this lease Lessee abandons the demised premises or any part thereof, Lessor may, at his option, enter the demised premises by any means without being liable for any prosecution therefore, and without becoming liable to Lessee for damages or for any payment of any kind whatever, and may, at is discretion, as agent for Lessee, relet the demises premises, or any part thereof, for the whole or any part of then unexpired term, and, may receive and collect all rent payable by virtue of such reletting, and at Lessor's option, hold Lessee liable for any difference between the rent that would have been payable under this lease during the balance of the unexpired term, if this lease had continued in force, and the net rent for such period realized by Lessor by means of such reletting. If Lessor's right to re-entry is exercised following abandonment of the premises by Lessee, then Lessor may consider any personal property belonging to Lessee and left on the premises to also have been abandoned, in which case Lessor may dispose of all such personal in any manner Lessor shall deem proper and is hereby relieved of all liability for doing so.

        21.    Tenant Personal Property and Liability Insurance.    All Tenant's personal property in said premises shall be and remain at his sole risk, and the Landlord shall not be liable for any damage to, or loss of such personal property arising from any acts of negligence of any other persons, nor from the leaking of the roof, or from the bursting, leaking or overflowing of water, sewer or steam pipes, or from heating or plumbing fixtures, or from the handling of electric wires or fixtures, or from any other cause whatsoever, nor shall the Landlord be liable for any injury to the person or the tenant or other persons in or about the premises, the Tenant expressly agreeing to save the Landlord harmless in all such cases and to carry Public Liability Insurance in a company and in an amount not less than the following limits: Bodily Injury—$1,000,000.00 per occurrence; Property Damage—$1,000,000.00 per occurrence. Tenant shall also carry "Fire Legal Liability" Insurance in an amount not less than the following limits: $75,000.00 per occurrence.

        22.    Binding Effect.    The covenants and conditions herein contained shall apply to and bind the heirs, legal representatives, and assigns of the parties hereto, and all covenants are to be construed as conditions of this lease.

        IN WITNESS WHEREOF, the parties have executed this lease on the day and year first above written.

/s/ MARIO J. ORLANDO Mario J. Orlando—Lessor	Carrollton Mortgage Services
/s/ MATTHEW J. SALAFIA Matthew J. Salafia—Lessor	By:	[ILLEGIBLE]

        This contract shall continue to be in force month to month from the end date. It shall continue until either party notifies the Lessee or Lessor with 30 days written notification by certified mail. Any request shall be sent to 8905 Hartford Road, Parkville, MD 21234 Attn: Mario J. Orlando.

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COMMERCIAL LEASE OF HOUSE UNFURNISHED